UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 13, 2007

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Transition Agreement with Gregory S. Lang

On October 24, 2007, Integrated Device Technology, Inc. (the “Company”) announced that Gregory S. Lang (“Mr. Lang”) will be resigning as the president and chief executive officer upon satisfactory completion of a search for his successor. Mr. Lang has entered into an executive transition agreement (the “Transition Agreement”) with the Company dated as of November 13, 2007.

Under the terms of the Transition Agreement, Mr. Lang will continue as the president and chief executive officer of the Company during a transition period (the “Transition Period”). Mr. Lang has also agreed to resign from the Company’s Board of Directors (the “Board”), and from the board of directors of any subsidiary or affiliate of the Company, upon the termination of his employment as chief executive officer.

During Mr. Lang’s continued employment at the Company, he shall receive a base salary at the rate of $600,000 per year (and pro-rated for the Transition Period), be eligible to participate in the Company’s incentive compensation plan and be entitled to reimbursement for reasonable business expenses incurred in connection with the performance of his duties, including direct payment by the Company or reimbursement for his reasonable commuting and rental housing expenses, and all the rights and benefits to which he is eligible under the Company’s benefits and compensation policies provided to the Company’s executive employees generally.

Mr. Lang will be entitled to the following severance benefits at the end of the Transition Period or if he is dismissed or discharged other than for cause or if he voluntarily terminates his employment for good reason during the Transition Period: (i) a lump sum payment of $1,200,000; (ii) payment or reimbursement of COBRA premiums for continued health coverage until the earlier of 12 months after the date of termination or the termination of the applicable COBRA continuation period; and (iii) continued exercisability of all outstanding options to the extent vested at Mr. Lang’s termination date until the earlier of 12 months after the date of termination or the expiration of their original term (the end of Mr. Lang’s employment with the Company shall not accelerate the vesting of any options or restricted stock units to purchase Company stock and shall have no effect on any repurchase restrictions on the Company’s shares held by Mr. Lang as of the date of termination).

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the Transition Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Payment of Mid-Year Bonuses

On November 15, 2007, the compensation committee of the Board approved the payment of mid-year bonuses, the specifics of which are described below, pursuant to the Company’s Incentive Compensation Plan (“Incentive Compensation Plan”). The Incentive Compensation Plan is a broad-based plan in which the Company’s executive officers (including the Chief

Executive Officer) are eligible to participate. The Incentive Compensation Plan provides for certain cash incentive compensation for the Company’s eligible employees for the achievement of certain individual, business unit and Company-wide performance goals. The Incentive Compensation Plan was established to align employee goals and efforts with the Company’s goals and direction. The Incentive Compensation Plan is intended to encourage outstanding performance, share the benefits of successful Company performance with eligible employees, enhance teamwork and support a consistent process for establishing, measuring and rewarding performance.

For fiscal year 2008, the Board approved specific threshold, target and maximum performance values for Company-wide performance based on the Company’s non-GAAP earnings per share (“EPS”). The payout scale under the Incentive Compensation Plan will have specific achievement levels assigned to each EPS value, with the level of the Company’s achievement of the target EPS value resulting in an achievement factor expressed as a percentage. For fiscal year 2008, if the Company does not meet the minimum EPS value, a 0% EPS achievement factor is applied; if the Company meets the minimum EPS value, a threshold 50% EPS achievement factor is applied; and if the Company meets the target EPS value, the target 110% EPS achievement factor is applied. The maximum EPS achievement factor for fiscal year 2008 is 200%.

Pursuant to the terms of the Incentive Compensation Plan, including, but not limited to, the threshold, target and maximum performance values established by the board of directors for fiscal year 2008, the compensation committee of the Board approved and the Company will pay a mid-year cash bonus award to the Company’s named executive officers as follows: Gregory S. Lang $177,348, Clyde R. Hosein $64,526, Jimmy J. M. Lee $64,799, Mike Hunter $58,003 and Chuen-Der Lien $53,115.

The Company intends to provide additional information regarding the compensation awarded to the named executive officers for the 2008 fiscal year in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission in July 2008.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Transition Agreement, dated November 13, 2007, by and between Gregory S. Lang and Integrated Device Technology, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2007

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Clyde R. Hosein
Clyde R. Hosein
Vice President and Chief Financial Officer (duly authorized officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Transition Agreement, dated November 13, 2007, by and between Gregory S. Lang and Integrated Device Technology, Inc.

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